RESTATED ARTICLES OF INCORPORATION

                                     OF

                      ARROW-MAGNOLIA INTERNATIONAL, INC.

ARROW-MAGNOLIA INTERNATIONAL, INC., pursuant to the provisions of
Article 4.07 of the Texas Business Corporation Act, hereby adopts Restated Articles of Incorporation which accurately copy the articles of incorporation and all amendments thereto that are in effect to date, such restated articles of incorporation as hereinafter set forth and which contain no other changes in any provision.

The articles of incorporation of the corporation as restated by the restated articles of incorporation are as follows:

Article 1. The name of the corporation is Arrow-Magnolia International, Inc.

Article 2. The purposes for which the corporation is organized are as follows:

(a)	To manufacture, purchase or otherwise acquire and to hold,
own, use, distribute, sell, or otherwise dispose of and generally to trade and deal in and with, at wholesale, retail or otherwise, any and all kinds of insecticide, maintenance, sanitation, disinfectant and specialty chemical products and any and all inventions, devices, processes, discoveries, formulae, letters patent or applications therefor, copyrights, trademarks, trade names, trade symbols, labels and designs, and other indications of origin or ownership, and all other rights, interest or privileges in any manner incidental thereto not prohibited by law.

(b)	To engage in any mercantile, manufacturing or trading
business of every kind or character whatsoever throughout the world, and to do all things incidental to any such business not prohibited by law.

(c)	To acquire, by purchase or otherwise, the good will,
business, property rights, franchises and assets of every kind, with or without undertaking, either wholly or part, the liabilities of any person, firm, association or corporation; and to acquire any property or business as a going concern or otherwise (1) by purchase of the assets therereof wholly or in part, (2) by acquisition of the shares or any part thereof, or (3) in any other manner, and to pay for the same in cash or in shares or bonds or other evidences of indebtedness of this corporation, or otherwise; to hold, maintain and operate, or in any manner dispose of, the whole or any part of any business so acquired; and to exercise all the powers necessary or convenient in and about the management of such business.

(d)	To purchase or otherwise acquire, hold, own, operate,
develop, sub-divide, lease, mortgage, sell, convey, pledge, transfer or otherwise dispose of and to invest, trade or deal in, directly or indirectly, real and personal property of every class and description in any of the states, districts, territories or colonies of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory, colony or country; provided, however, that the corporation shall not own or purchase property or transact business which is prohibited by Article 2.01B of the Texas Business Corporation Act or Part Four of the Texas Miscellaneous Corporation Laws Act.

(e)	To establish, maintain and engage generally in the oil and
gas business and to invest in, mine, prospect for, drill for, produce, store, buy or in any manner acquire, refine, manufacture into its several products and to sell, market, distribute and transport petroleum and her minerals and their products and by-products.

(f)	To do each and everything necessary, suitable or proper for
the accomplishment of any of the purposes or for the attainment of any one or more of the objects herein enumerated, or which at any time appear conducive to or expedient for the protection or benefit of the corporation.

The foregoing clauses shall be construed as powers as well as objects and purposes, and the matters expressed in each clause shall, unless herein otherwise expressly provided, be in nowise limited by reference to or inference from the terms of any other clause, but shall be regarded as independent objects, purposes and powers; and the enumeration of specific objects, purposes and powers shall not be construed to limit or restrict in any manner the meaning of general terms or the general powers of the corporation.

Article 3. The post office address of the corporation's register office is 2612 Thomas Avenue, Dallas, Texas 75204, and the name of the corporation's registered agent at such address is Christopher M. Hewitt.

Article 4.  The period of duration of the corporation is perpetual.

Article 5. The number of directors shall be that number, never less than three (3), as from time to time shall be fixed by the bylaws of the corporation. The number of directors constituting the existing board of directors is four (4) and the names and addresses of such persons are as follows:

Name				Address

Mark I. Kenner		2646 Rodney Lane, Dallas, Texas 75229

Fred Kenner			2646 Rodney Lane, Dallas, Texas 75229

Fred T. Bennett		5925 Forest Lane, Dallas, Texas 75230

Jeff Levitt			11930 Preston Road #140, Dallas, Texas
75230

Article 6.  The Corporation is authorized to issue two classes of
shares to be designated  respectively  "Preferred"  and  "Common."   The
total number of shares which the corporation is authorized to issue is 10,500,000 shares. The number of preferred shares authorized is 500,000 shares and the par value of each such share is $.10. The number of common shares authorized is 10,000,000 shares and the par value of each such share is $.10. The Board of Directors of the Company may issue the shares of the preferred stock from time to time in one or more series, without any action or approval by stockholders. Each series of Preferred Stock authorized by the Board of Directors of the Company (i) may have such number of shares; (ii) may be entitled to receive dividends, which may be cumulative or noncumulative, at such rate or rates, on such condition, from such date or dates, and at such times and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (iii) may be subject to redemption and such limitations and restrictions with respect to such redemption and premium, if any; (iv) may have such rights upon the dissolution of, or upon any distribution of assets upon liquidation, dissolution or winding up of the Company; (v) may be entitled to a purchase, retirement or sinking fund; (vi) may be convertible into or exchangeable for shares of any other class or classes of stock and the price of rates of conversion or exchange; (vii) may have such voting rights in addition to such rights as may attach by law; and (viii) may have such other preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereon as not inconsistent with the Articles of Incorporation of the Company all as shall be stated in the resolution or resolutions adopted by the Board of Directors of the Company providing for the issuance of such series of Preferred Stock.

Article 7. No holder of shares of the capital stock of any class of the corporation shall be entitled to cumulate his votes at any election of directors.

Article 8. No holder of shares of the capital stock of any class of the corporation shall have any pre-emptive or preferential right to subscribe for, purchase, or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debentures, or other securities convertible into stock of any class, and all such additional shares of stock, bonds, debentures or other securities convertible into stock may be issued and disposed of by the board of directors to such person and on such terms and for such consideration (so far as may be permitted by law) as the board of directors, in their absolute discretion may deem advisable.

Article 9. Except as may be otherwise provided in Article 2.41 of the Texas Business Corporation Act, no contract, act or transaction of this corporation with any person or persons, firm, trust or association, or any other corporation shall be affected or invalidated by the fact that any director, officer or shareholder of this corporation is a party to, or is interested in, such contract, act or transaction, or in any way connected with any such person or persons, firm, trust or association, or is a director, officer or shareholder of, or otherwise interested in, any such other corporation, nor shall any duty to pay damages on account to this corporation be imposed upon such director, officer or shareholder of this corporation solely by reason of such fact, regardless of whether the vote, action or presence of any such director, officer or shareholder may be, or may have been, necessary to obligate this corporation on, or in connection with, such contract, act or transaction, provided that if such vote, action or presence is, or shall have been necessary, such interest or connection (other than an interest as a controlling shareholder of any such other corporation) be known or disclosed to the Board of Directors of the Corporation.

Article 10. Each director and officer or former director or officer or any person who may have served at the request of this corporation as a director or officer of another corporation in which this corporation owns shares of capital stock or of which this corporation is a creditor (and their heirs, executors and administrators) may be indemnified by the corporation against reasonable costs and expenses incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been such director or officer, except in relation to any actions, suits or proceedings in which he has been adjudged liable because of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. In the absence of an adjudication which expressly absolves the director or officer of liability to the corporation or its shareholders for willful misfeasance, bad faith, gross negligence and reckless disregard of the duties involved in the conduct of his office, or in the event of a settlement, each director and officer (and his heirs, executors and administrators) may be indemnified by the corporation against payments made, including reasonable costs and expenses, provided that such indemnity shall be conditioned upon the prior determination by a resolution of two thirds of those members of the Board of Directors of the corporation who are not involved in the action, suit or proceeding that the director or officer has no liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office, and provided further that if a majority of the members of the Board of Directors of the corpor-ation are involved in the action, suit or proceeding, such determination shall have been made by a written opinion of independent counsel. Amounts paid in settlement shall not exceed costs, fees and expenses which would have been reasonably incurred if the action, suit or proceeding had been litigated to a conclusion. Such a determination the Board of Directors, or by independent counsel, and the payments of amounts by the corporation on the basis thereof shall not prevent a shareholder from challenging such indemnification by appropriate legal proceedings on the grounds that the person indemnified was liable to the corporation or its security holders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. The foregoing rights and indemnification shall not be exclusive of any other rights to which the officers and directors may be entitled according to law.

Article 11. The shareholders of the corporation hereby delegate to the Board of Directors the power to adopt, alter, amend or repeal the bylaws of the corporation; such power shall be deemed to be vested exclusively in the Board of Directors and shall not be exercised by the shareholders.

Article 12. Any matters for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is specified in the Texas Business Corporation Act shall, as permitted by
Article 2.28 of the Texas Business Corporation Act, require the affirma-tive vote of a majority of the shares entitled to vote on such matter and no greater portion of the shares.

Article 13.  Any action required by the Texas Business Corporation
Act to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of sharehold-ers, may be taken without a meeting, without prior notice, and without a vote, if, in accordance with the requirements of Article 9.10A of the Texas Business Corporation Act, a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

Article 14. No Director of the Corporation shall be liable to the Corporation or its shareholders or members for monetary damages for an act or omission in the Director's capacity as Director; provided, however, that this Article Fourteen shall not eliminate or limit a Directors' liability for (i) any breach of the Directors' duty of loyalty to the corporation or its shareholders or members, (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, (iii) for any transaction from which the Director derived an improper personal benefit, whether or not the benefit resulted from an action taken within the scope of the Directors' office,
(iv) an act of omission for which the liability of a Director is expressly provided for by statute, or (v) an act related to an unlawful stock repurchase or payment of a dividend. This Article Fourteen shall be construed so that, to the fullest extent permitted by Article 7.06 of the Texas Miscellaneous Corporation Laws Act and other applicable law as now or hereafter in effect, a Director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of his fiduciary duty as a Director.

     IN WITNESS WHEREOF, these Restated Articles of Amendment are
executed as of     	             , 2004.

                                    ARROW-MAGNOLIA INTERNATIONAL, INC.


                                    By  /s/ Fred Kenner
         					   --------------------------------
                                        Fred Kenner, President

                                    And /s/ Christopher M. Hewitt
				               --------------------------------
                                    Christopher M. Hewitt, Assistant Secretary

                                ACKNOWLEDGMENT

STATE OF TEXAS

COUNTY OF DALLAS

	BEFORE ME, a notary public, on this day personally appeared Fred Kenner, known to me to be the person whose name is subscribed to the foregoing document, and, being by me first duly sworn, declared that the statements therein contained are true and correct.

	Given under my hand and seal of office this           day of
, 2004.





						Notary Public in and for
						the State of Texas

My commission expires:
		             		[Printed Name of Notary]